Exhibit 99.1

AMENDMENT TO

CONSULTING AGREEMENT

This Amendment to Consulting Agreement (this “Amendment”) is entered into as of August 15, 2006, by and between, Mannatech, Inc., a Texas corporation (the “Company”), and Dr. Bill H. McAnalley, an individual resident of the State of Texas (“Dr. McAnalley”), and Bill McAnalley & Associates, a Texas Limited Liability Company (“McAnalley”).

WHEREAS, the Company and Dr. McAnalley are parties to that certain Consulting Agreement, dated to be effective as of August 9, 2005 (the “Original Agreement”);

WHEREAS, each of the Company and Dr. McAnalley now desire to amend the Original Agreement to extend the term of the Original Agreement, and, effective as of August 9, 2006, to reduce the payments received by Dr. McAnalley pursuant to Section 5 of the Original Agreement, and to assign the Original Agreement as amended to McAnalley;

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company, Dr. McAnalley, and McAnalley agree as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, all capitalized terms used in this Amendment have the meanings assigned to such terms in the Original Agreement, as amended hereby.

SECTION 2. Amendments. The Original Agreement is hereby amended as follows:

1.	Section 7(a) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“The term of the consulting relationship under this Agreement shall commence on the Effective Date and continue until, and shall expire upon (and including), the 8th day of August, 2007, unless the consulting relationship is sooner terminated in accordance with Section 7(b) below.”

2.	Section 5(a) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“On or before the 8th day of each calendar month during the term of this Agreement, a monthly amount of $76,083.33; which amount will be reduced to a monthly amount of $36,041.67 beginning on August 9, 2006.

SECTION 3. Effect of this Amendment. As amended hereby, the Original Agreement remains in full force and effect. In the event of a conflict or inconsistency between the Original Agreement and this Amendment, the terms of this Amendment shall control.

SECTION 4. Execution in Counterparts. This Amendment may be executed in counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

SECTION 5. Assignment. Effective August 8, 2006, Dr. McAnalley assigns the Original Agreement and this Amendment to McAnalley, and McAnalley assumes the duties and obligations of and will receive the benefits of same in place and instead of Dr. McAnalley, and the parties agree and consent to such assignment.

IN WITNESS WHEREOF, the Company, Dr. McAnalley, and McAnalley have executed this Amendment as of the day and year first written above.

/s/ Bill H. McAnalley
DR. BILL H. MCANALLEY

BILL MCANALLEY & ASSOCIATES

By:	Bill H. McAnalley
Its:	Owner

MANNATECH, INCORPORATED

By:	/s/ Sam Caster
Name:	Sam Caster
Title:	Chairman and Chief Executive Officer